Exhibit 3.4

Company No.

202116184H

THE COMPANIES ACT, CAP. 50

REPUBLIC OF SINGAPORE

PRIVATE COMPANY LIMITED BY SHARES

Constitution

of

NANYANG BIOLOGICS PTE. LTD.

Incorporated on the 6th day of May 2021

Lodged in the Office of the Accounting &

Corporate Regulatory Authority, Singapore

Dan Tan <dan@accordcspl.com>

Company entity is incorporated

acra_bizfile@acra.gov.sg <acra_bizfile@acra.gov.sg>	Thu, May 6, 2021 at 2:01 PM
To: DAN@accordcspl.com

NOTICE OF INCORPORATION UNDER SECTION 19(4)Dear Sir/Mdm,

Entity Name: NANYANG BIOLOGICS PTE. LTD.
UEN: 202116184H
Transaction Name: Incorporation of Local Company
Transaction No.: C210289134

This is to confirm that NANYANG BIOLOGICS PTE. LTD. is incorporated under section 19(4) of the Companies Act on 06/05/2021 and that the company is EXEMPT PRIVATE COMPANY LIMITED BY SHARES.

You will receive a free Business Profile of this entity via email shortly.

For your added business convenience, our mobile app offers mServices such as change of Financial Year End, purchase of business information products and a free search function for entities registered with ACRA. Download ACRA ON THE GO on Apple App Store or Google Play.

Thank you.

Regards,

Accounting and Corporate Regulatory Authority (ACRA)

*************************************************************************

This is a system-generated email. Please do not reply to this email.

For more information, please visit our website at www.acra.gov.sg or use our interactive virtual assistant, AskJamie@ACRA.

THE COMPANIES ACT, (CAP.50)

PRIVATE COMPANY LIMITED BY SHARES

CONSTITUTION OF

NANYANG BIOLOGICS PTE. LTD.

1.	The name of the company is NANYANG BIOLOGICS PTE. LTD.

2.	The registered office of the company will be situated in the Republic of Singapore.

3.	The liability of the member(s) is limited.

4.	The shares capital of the company upon incorporation is SGD1/-.

5.	I, the person whose name and occupation are set out in this Constitution, desire to form into a company in pursuance of this Constitution and I agree to take the number of shares in the capital of the company set out against my name.

Names, Addresses and occupation of Subscribers, Number of Shares Allotted, Class of shares, Currency

Name	Occupation	No. of Shares	Class of Shares	Currency
ONG TOON WAH	Businessman	1	Ordinary	Singapore, Dollars

Dated this 6th day of May 2021.

Model Constitution

6.	The model Constitution prescribed under section 36(1)(a) of the Act, and the regulations contained in the First Schedule of the Companies (Model Constitutions) Regulations 2015 to the Act shall not apply to the Company, except so far as the same are repeated or contained in this Constitution.

Interpretation

7.	(1)	In this Constitution -

“Act” means the Companies Act, (Cap. 50);

“board of directors” means the board of directors of the company; “directors” means the directors for the time being of the company;

“electronic register of members” means the electronic register of members kept and maintained by the Registrar for private companies under Section 196A of the Act; “general meeting” means a general meeting of the company;

“member” means a member of the company;

“Registrar” has the same meaning as in section 4(1) of the Act;

“seal” means the common seal of the company;

“secretary” means a secretary of the company appointed under Section 171 of the Act.

(2)	In this Constitution -

(a)	expressions referring to writing include, unless the contrary intention appears, references to printing, lithography, photography and other modes of representing or reproducing words in a visible form; and

(b)	words or expressions contained in this Constitution must be interpreted in accordance with the provisions of the Interpretation Act (Cap. 1), and of the Act as in force at the date at which this Constitution becomes binding on the company.

Private Company

8.	The Company is a private company and accordingly:-

(a)	The right to transfer shares in the company shall be restricted in manner hereinafter appearing.

(b)	The number of members of the company (counting joint holders of shares as one person and not counting any person in the employment of the company or of its subsidiary or any person who while previously in the employment of the company or of its subsidiary was and thereafter has continued to be a member of the company) shall be limited to fifty.

(c)	No invitation shall be made to the public to subscribe for any shares or debentures of the company.

(d)	No invitation shall be made to the public to deposit money with the company for fixed periods or payable at call, whether bearing or not bearing interest.

Share capital and variation of rights

9.	Without prejudice to any special rights previously conferred on the holders of any existing shares or class of shares but subject to the Act, shares in the company may be issued by the directors and any such shares may be issued with such preferred, deferred, or other special rights or such restrictions, whether in regard to dividend, voting, return of capital, or otherwise, as the directors, subject to any ordinary resolution of the company, determine.

10.	Subject to the Act, any preference shares may, with the sanction of an ordinary resolution, be issued on the terms that they are, or at the option of the company are liable, to be redeemed.

11.	If at any time the share capital is divided into different classes of shares, the rights attached to any class (unless otherwise provided by the terms of issue of the shares of that class) may, whether or not the company is being wound up, be varied with the consent in writing of the holders of 75% of the issued shares of that class, or with the sanction of a special resolution passed at a separate general meeting of the holders of the shares of the class. To every such separate general meeting the provisions of this Constitution relating to general meetings shall mutatis mutandis apply, but so that the necessary quorum is at least two persons or representing by proxy one-third of the issued shares of the class and that any holder of shares of the class present in person or by proxy may demand a poll, except that where there is only one holder of the shares of the class, that sole holder shall constitute the quorum for the meeting of the holders of that class of shares. To every such special resolution section 184 shall with such adaptations as are necessary apply.

12.	The rights conferred upon the holders of the shares of any class issued with preferred or other rights are, unless otherwise expressly provided by the terms of issue of the shares of that class, treated as being varied by the creation or issue of further shares which ranks equally with the shares of that class.

13.	The company may on any issue of shares pay such brokerage that is permitted by law.

14.	Except as required by law, no person is to be recognised by the company as holding any share upon any trust, except as required by law or by this Constitution, the company is not bound by or compelled in any way to recognize (even when having notice thereof) any equitable, contingent, future or partial interest in any share or unit of a share or any other rights in respect of any share or unit of share other than the registered holder’s absolute right to the entirety of the share of unit of share.

15.	Every person whose name is entered as a member in the electronic register of members shall be entitled without payment to receive a certificate under the seal of the company in accordance with the Act but in respect of a share or shares held jointly by several persons the company is not bound to issue more than one certificate, and delivery of a certificate for a share to one of several joint holders shall be sufficient delivery to all such holders.

Lien

16.	The company shall have a first and paramount lien on every share (not being a fully paid share) for all money (whether presently payable or not) called or payable at a fixed time in respect of that share, and the company shall also have a first and paramount lien on all shares (other than fully paid shares) registered in the name of a single person for all money presently payable by the person or the person’s estate to the company; but the directors may at any time declare any share to be wholly or in part exempt from the provisions of this Constitution. The company’s lien, if any, on a share shall extend to all dividends payable on the share.

17.	The company may sell, in such manner as the directors think fit, any shares on which the company has a lien, but no sale shall be made unless a sum in respect of which the lien exists is presently payable, nor until the expiration of 14 days after a notice in writing, stating and demanding payment of such part of the amount in respect of which the lien exists as is presently payable, has been given to the registered holder for the time being of the share, or the person entitled thereto by reason of his death or bankruptcy.

18.	To give effect to any such sale under regulation 16, the directors may authorise any person to transfer the shares sold to the purchaser the shares. Subject to regulation 27, 28 and 29, the company must lodge a notice of transfer in relations to the shares sold to the purchaser with the Registrar. The purchaser is not bound to see to the application of the purchase money, and the purchaser’s title to the shares is not affected by any irregularity or invalidity in the proceedings with respect to the sale of the shares.

19.	The proceeds of any sale of shares under regulation 17 received by the company must be applied in payment of any part of the amount in respect of which the lien exists as is presently payable, and any remaining proceeds from the sale of shares must (subject to any lien for sums not presently payable as existed upon the shares before the sale but which have become presently payable) be paid to the person entitled to the shares at the date of the sale.

Calls on shares

20.	The directors may from time to time make calls upon the members in respect of any money unpaid on their shares, and not by the conditions of allotment thereof made payable at fixed times, provided that no call shall exceed 25% of the nominal value of the share or be payable at less than one month from the date fixed for the payment of the last preceding call, and each member shall (subject to receiving at least 14 days’ notice specifying the time or times and place of payment) pay to the company at the time or times and place so specified the amount called on his shares. A call may be revoked or postponed as the directors may determine.

21.	A call is treated as having been made at the time when the resolution of the directors authorising the call was passed and may be required to be paid by instalments.

22.	The joint holders of a share shall be jointly and severally liable to pay all calls in respect of the share.

23.	If a sum called in respect of a share is not paid before or on the day appointed for payment thereof, the person from whom the sum is due shall pay interest on the sum from the day appointed for payment thereof to the time of actual payment at such rate not exceeding 8% per annum as the directors may determine, but the directors shall be at liberty to waive payment of that interest wholly or in part.

24.	Any sum which by the terms of issue of a share becomes payable on allotment or at any fixed date shall for the purposes of this Constitution be deemed to be a call duly made and payable on the date on which by the terms of issue the same becomes payable, and in case of non-payment all the relevant provisions of this Constitution as to payment of interest and expenses, forfeiture, or otherwise shall apply as if the sum had become payable by virtue of a call duly made and notified.

25.	The directors may, on the issue of shares, differentiate between the holders as to the amount of calls to be paid and the times of payment.

26.	The directors may, if they think fit, receive from any member willing to advance the same all or any part of the money uncalled and unpaid upon any shares held by him, and upon all or any part of the money so advanced may (until the same would, but for the advance, become payable) pay interest at such rate not exceeding (unless the company in general meeting shall otherwise direct) 8% per annum as may be agreed upon between the directors and the member paying the sum in advance.

Transfer of shares

27.	Subject to this Constitution, any member may transfer all or any of his shares by instrument in writing in any usual or common form or in any other form which the directors may approve. The instrument shall be executed by or on behalf of the transferor and the transferor shall remain the holder of the shares transferred until the name of the transferee is entered in the electronic register of members.

28.	(1)	To enable the company to lodge a notice of transfer of shares with the Registrar under section 128(1)(a) of the Act, the following items in relation to the transfer of shares must be delivered by the transferor to the registered office of the company:

(a)	the instrument of transfer;

(b)	a fee not exceeding $1 as the directors from time to time may require;

(c)	the certificate of the shares to which the instrument of transfer relates;

(d)	any other evidence as the directors may reasonably require to show the right of the transferor to make the transfer.

(2)	Upon receipt of the items referred to in paragraph 28(1), the company must, lodge with the Registrar a notice of transfer of shares in accordance with section 128 of the Act and retain the instrument of transfer referred to in regulation 27.

29.	The directors may decline to register any transfer of shares, not transacted in accordance with regulation 48 or not being fully paid shares or to a person of whom they do not approve and may also decline to register any transfer of shares on which the company has a lien.

30.	The lodging of any notice of transfer of shares with the Registrar for the purpose of updating the electronic register of members may be suspended at any time and for any period as the directors may from time to time determine, but not for more than a total of 30 days in any year.

Transmission of shares

31.	In case of the death of a member the survivor or survivors where the deceased was a joint holder, and the legal personal representatives of the deceased where he was a sole holder, shall be the only persons recognised by the company as having any title to the deceased’s interest in the shares; but nothing herein contained releases the estate of a deceased joint holder from any liability in respect of any share which had been jointly held by the deceased with other persons.

32.	Any person becoming entitled to a share in consequence of the death or bankruptcy of a member may, upon such evidence being produced as may from time to time properly be required by the directors and subject as hereinafter provided, elect either to be registered himself as holder of the share in the electronic register of members; or nominate another person to be registered as the transferee of the share in the electronic register of members, but the directors shall, in either case, have the same right to decline or suspend the lodging of a notice of transfer of shares with the Registrar for the purpose of updating the electronic register of members under regulation 28 and 29 as they would have had in the case of a transfer of the share by that member before his death or bankruptcy.

33.	If the person becoming entitled to a share in consequence of the death or bankruptcy of a member elects to be registered as holder of the share in the electronic register of members, the person must deliver or send to the company a notice in writing signed by the person stating that the person elects to be registered in the electronic register of members as the holder of the share. If the person elects to nominate another person to be registered as the transferee of the share in the electronic register of members, the person must execute a transfer to that other person a transfer of the share. All the limitations, restrictions, and provisions of this Constitution relating to the right to transfer and the lodging of a notice of transfer by the company in relation to any transfer of shares are applicable to any notice referred herein or transfer as aforesaid as if the death or bankruptcy of the member had not occurred and the notice or transfer were a transfer signed by the member.

34.	Where the registered holder of any share dies or becomes bankrupt, the personal representative of the registered holder or the assignee of the registered holder’s estate, as the case may be, is, upon the production of such evidence as may from time to time be properly required by the directors, entitled to the same dividends and other advantages, and to the same rights (whether in relation to meetings of the company, or to voting, or otherwise), that the registered holder would have been entitled to if the registered holder had not died or become bankrupt; and where two or more persons are jointly entitled to any share in consequence of the death of the registered holder they are, for the purposes of this Constitution, treated as joint holders of the share.

Forfeiture of shares

35.	If a member fails to pay any call or instalment of a call on the day appointed for payment of the call or instalment of the call, the directors may, as long as any part of the call or instalment remains unpaid, serve a notice on the member requiring payment of the unpaid part of the call or instalment, together with any interest which may have accrued.

36.	The notice under regulation 35 must name a day (not earlier than 14 days from the date of service of the notice) on or before which the payment required by the notice is to be made, and must state that in the event of non-payment at or before the time appointed, the shares in respect of which the call was made is liable to be forfeited.

37.	If the requirements of a notice referred to in regulation 35 are not complied with, any share in respect of which the notice was given may at any time after the notice is given but before the payment required by the notice has been made, be forfeited by a resolution of the directors passed for the purpose of forfeiting the share. Such forfeiture includes all dividends declared in respect of the forfeited shares and not paid before the forfeiture.

38.	A forfeited share may be sold or otherwise disposed of on any terms and in any manner as the directors think fit, and at any time before a sale or disposition the forfeiture may be cancelled on any terms as the directors think fit.

39.	A person whose shares have been forfeited ceases to be a member in respect of the forfeited shares, but shall, notwithstanding, remain liable to pay to the company all money which, at the date of forfeiture, was payable by the person to the company in respect of the shares (together with interest at the rate of 8% per annum beginning on the date of forfeiture on the money for the time being unpaid if the directors think fit to enforce payment of such interest), but his liability shall cease if and when the company receives payment in full of all the money in respect of the forfeited shares.

40.	A statutory declaration in writing that the declarant is a director or the secretary of the company, and that a share in the company has been forfeited on a date stated in the declaration, is conclusive evidence of the facts stated in the declaration as against all persons claiming to be entitled to the share.

41.	The company may receive the consideration, if any, given for a forfeited share on any sale or disposition thereof and may execute a transfer of the share in favour of the person to whom the share is sold or disposed of (called in this regulation the transferee) and upon the company executing a transfer of the share in favour of the transferee, the company must lodge a notice of transfer of share with the Registrar under section 128 of the Act for the purpose of updating the electronic register of members to reflect the transferee as the registered owner of the forfeited shares. The transferee is not bound to see to the application of the purchase money, if any, and the transferee’s title to the share is not affected by any irregularity or invalidity in the proceedings with respect to the forfeiture, sale, or disposal of the share.

42.	The provisions of this Constitution as to forfeiture shall apply in the case of non-payment of any sum which, by the terms of issue of a share, becomes payable at a fixed time as if the same had been payable by virtue of a call duly made and notified.

Conversion of shares into stock

43.	The company may by ordinary resolution passed at a general meeting convert any paid-up shares into stock and reconvert any stock into paid-up shares.

44.	The holders of stock may transfer the stock or any part of the stock in the same manner, and subject to the same regulations, by which the shares from which the stock arose might, prior to conversion, have been transferred; but the directors may from time to time fix the minimum amount of stock transferable and restrict or forbid the transfer of fractions of that minimum.

45.	The holders of stock have, according to the amount of the stock held by the holders, the same rights, privileges and advantages in relation to dividends, voting at meetings of the company and other matters as if they held the shares from which the stock arose, but no such privilege or advantage (except participation in the dividends and profits of the company and in the assets on winding up) is to be conferred by any aliquot part of stock on the holder of such stock which would not, if existing in shares, have conferred that privilege or advantage on the holder of such stock.

46.	Provisions of this Constitution applicable to paid-up shares shall apply to stock, and references to “share” and “shareholder” in this Constitutions are to be read as if they were references to “stock” and “stockholder”, respectively.

Alteration of capital

47.	The company may from time to time by ordinary resolution do any of the following:

(a)	consolidate and divide all or any of its share capital;

(b)	subdivide its shares or any of them, such that in the subdivision the proportion between the amount paid and the amount, if any, unpaid on each reduced share shall be the same as it was in the case of the share from which the reduced share is derived;

(d)	cancel the number of shares which at the date of the passing of the resolution have not been taken or agreed to be taken by any person or which have been forfeited, and diminish the amount of its share capital by the number of the shares so cancelled.

48.	All new shares and any existing shares must, before issue or transfer, be offered to all persons who, as at the date of the offer, are entitled to receive notices from the company of general meetings in proportion, or as nearly as the circumstances admit, to the amount of the existing shares to which they are entitled. The offer shall be made by notice specifying the number of shares offered, and limiting a time within which the offer, if not accepted, is treated to be declined, and after the expiration of the time referred herein, or upon the person to whom the offer is made declining the shares offered, the directors may dispose of those shares in any manner as they think is the most beneficial to the company. The directors may dispose of any new shares which (by reason of the ratio which the new shares bear to shares held by persons entitled to an offer of new shares) cannot, in the opinion of the directors, be conveniently offered under this regulation.

49.	The company may, by special resolution and with consent required by law, reduce its share capital in any manner.

General meeting

50.	An annual general meeting of the company shall be held in accordance with the provisions of the Act. All general meetings other than the annual general meetings shall be called extraordinary general meetings.

51.	An extraordinary general meeting may be requisitioned by (a) any director, whenever the director thinks fit; or (b) any requisitionist as provided for by the Act. Upon a requisition being made by any such requisitionist, an extraordinary general meeting must be convened.

52.	Subject to the provisions of the Act relating to special resolutions and any agreement amongst persons who are entitled to receive notices of general meetings from a company, at least 14 days’ notice (exclusive of the day on which the notice is served or treated to be served, but inclusive of the day for which notice is given) of any general meeting specifying the place, the day and the hour of meeting and in case of special business to be transacted at the general meeting, the general nature of that business shall be given to persons entitled to receive notices of general meetings from the company.

53.	All business that is transacted at an extraordinary general meeting is special business, and all business that is transacted at an annual general meeting is special business, with the exception of declaring a dividend, the consideration of the financial statements, the report of the directors and auditors, the statements of the directors, the election of directors in the place of retiring directors, and the appointment and fixing of the remuneration of the auditors.

Proceedings at general meetings

54.	No business shall be transacted at any general meeting unless a quorum of two members is present at the time when the meeting proceeds to business, except that where the company has only one member, that sole member shall constitute a quorum for any general meeting. For the purposes of this regulation, member includes a person attending as a proxy or as representing a corporation or a limited liability partnership which is a member.

55.	If within half an hour after the time appointed for the meeting a quorum is not present, the meeting, in the case where the meeting is convened upon the requisition of members, is dissolved; or in any other case it shall stand adjourned to the same day in the next week at the same time and place, or to another day and at another time and place as the directors may determine; and if at such adjourned meeting a quorum is not present, those member(s) who is/are present, shall be deemed a quorum, and may transact the business for which the meeting was called.

56.	The chairman, if any, of the board of directors shall preside as chairman at every general meeting of the company, or if there is no such chairman, or if he is not present within 15 minutes after the time appointed for the holding of the meeting or is unwilling to act, the members present shall elect one of their numbers as chairman for the purpose of the meeting.

57.	The chairman may, with the consent of any meeting at which a quorum is present, and shall if so directed by the meeting, adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place. When a meeting is adjourned for 30 days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. Except as aforesaid it shall not be necessary to give any notice of an adjournment or of the business to be transacted at an adjourned meeting.

58.	At any general meeting, a resolution put to the vote of the meeting must be decided on a show of hands unless a poll is (before or on the declaration of the result of the show of hands) demanded:-

(a)	by the chairman;

(b)	by at least 3 members present in person or by proxy;

(c)	by any member or members present in person or by proxy and representing not less than 5% of the total voting rights of all the members having the right to vote at the meeting; or

(d)	by a member or members holding shares in the company conferring a right to vote at the meeting being shares on which an aggregate sum has been paid up equal to not less than 5% of the total sum paid up on all the shares conferring that right.

Unless a poll is so demanded a declaration by the chairman that a resolution has on a show of hands been carried or carried unanimously, or by a particular majority, or lost, and an entry to that effect in the book containing the minutes of the proceedings of the company is conclusive evidence of the fact without proof of the number or proportion of the votes recorded in favour of or against the resolution. The demand for a poll may be withdrawn.

59.	If a poll is duly demanded it must be taken in such manner and either at once or after an interval or adjournment or otherwise as the chairman directs, and the result of the poll must be the resolution of the meeting at which the poll was demanded, but a poll demanded on the election of a chairman or on a question of adjournment must be taken immediately.

60.	In the case of an equality of votes, whether on a show of hands or on a poll, the chairman of the meeting at which the show of hands takes place or at which the poll is demanded shall be entitled to a second or casting vote.

61.	Subject to any rights or restrictions for the time being attached to any class or classes of shares, at meetings of members or classes of members, each member entitled to vote may vote in person or by proxy or by attorney and on a show of hands every person present who is a member or a representative of a member shall have one vote, and on a poll every member present in person or by proxy or by attorney or other duly authorised representative has one vote for each share the member holds.

62.	In the case of joint holders the vote of the senior who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders; and for this purpose seniority shall be determined by the order in which the names stand in the electronic register of members.

63.	A member who is of unsound mind or whose person or estate is liable to be dealt with in any way under the law relating to mental disorder may vote, whether on a show of hands or on a poll, by his committee or by such other person as properly has the management of his estate, and any such committee or other person may vote by proxy or attorney.

64.	No member is entitled to vote at any general meeting unless all calls or other sums presently payable by the member in respect of shares in the company has been paid.

65.	No objection shall be raised to the qualification of any voter except at the meeting or adjourned meeting at which the vote objected to is given or tendered, and every vote not disallowed at such meeting shall be valid for all purposes. Any objection made in due time shall be referred to the chairman of the meeting, whose decision is final and conclusive. Every vote not disallowed at the meeting is valid for all purposes.

66.	The instrument appointing a proxy must be in writing, in the common or usual form, under the hand of the appointer or of his attorney duly authorised in writing or, if the appointer is a corporation or a limited liability partnership, either under seal or under the hand of an officer or attorney duly authorised. A proxy may but need not be a member of the company. The instrument appointing a proxy is treated as conferring authority to demand or join in demanding a poll.

67.	Where it is desired to afford members an opportunity of voting for or against a resolution the instrument appointing a proxy may be in the following form or such other form as the board of directors may approve:

I/We, of being a member/members* of the abovenamed company, hereby appoint [name] of [address], or failing him/her*, [name] of [address], as my/our* proxy to vote for me/us* on my/our behalf* at the [annual or extraordinary, as the case may be] general meeting of the company, to be held on [date], and at any adjournment thereof.

Signed on [date]                   .

This form is to be used	*in favour of	the resolution.
Against

* Delete whichever is not applicable.

[Unless otherwise instructed, the proxy may vote as he or she thinks fit.]

68.	The instrument appointing a proxy and the power of attorney or other authority, if any, under which it is signed or a notarially certified copy of that power or authority shall be deposited at the registered office of the company, or at such other place in Singapore as is specified for that purpose in the notice convening the meeting, not less than 48 hours before the time for holding the meeting or adjourned meeting at which the person named in the instrument proposes to vote, or, in the case of a poll, not less than 24 hours before the time appointed for the taking of the poll, and in default the instrument of proxy shall not be treated as valid.

69.	A vote given in accordance with the terms of an instrument of proxy or attorney shall be valid notwithstanding the previous death or unsoundness of mind of the principal or revocation of the instrument or of the authority under which the instrument was executed, or the transfer of the share in respect of which the instrument is given, if no intimation in writing of such death, unsoundness of mind, revocation, or transfer as aforesaid has been received by the company at the registered office before the commencement of the meeting or adjourned meeting at which the instrument is used.

70.	The meetings of members may also be conducted by means of telephone or video conferencing or other simultaneous communication by electronics or other similar means by which all persons participating in the meeting are able to hear and be heard by all the other participants without the need for physical presence. The minutes of such a meeting signed by the Chairman of the meeting shall be conclusive evidence of any resolution of any meeting so conducted.

71.	Subject to the provisions of the Act, a resolution in writing, signed or approved by letter, email, facsimile, or other written telecommunications medium by the members for the time being entitled to receive notice of and to attend and vote at general meetings (or, being corporations, by their duly authorised representatives) shall be as valid and effective as if the same had been passed at a general meeting of the Company duly convened and held. A written notice of confirmation of such resolution in writing sent by or on behalf of a member shall be deemed to be his signature to such resolution in writing for the purposes of this Regulation. Such resolution in writing may consist of several documents each signed by one or more members.

Directors: Appointment, etc.

72.	Subject to the provisions of the Act, there shall be at least one director who is ordinarily resident in Singapore in the company. All directors of the company shall be natural persons.

73.	At the first annual general meeting of the company all the directors shall retire from office, and at the annual general meeting in every subsequent year one-third of the directors for the time being, or, if their number is not 3 or a multiple of 3, then the number nearest one-third, shall retire from office. A retiring director shall be eligible for re-election. If the company has only one director, that Director shall not be required to retire and shall continue in office.

74.	The directors to retire in every year shall be those who have been longest in office since their last election, but as between persons who became directors on the same day those to retire shall (unless they otherwise agree among themselves) be determined by lot.

75.	The company at the meeting at which a director so retires may fill the vacated office by electing a person thereto, and in default the retiring director shall if offering himself for re-election and not being disqualified under the Act from holding office as a director be deemed to have been re-elected, unless at that meeting it is expressly resolved not to fill the vacated office or unless a resolution for the re-election of that director is put to the meeting and lost.

76.	The company may from time to time by ordinary resolution passed at a general meeting increase or reduce the number of directors, and may also determine in what rotation the increased or reduced number is to go out of office.

77.	The directors have power at any time, and from time to time, to appoint any person to be a director, either to fill a casual vacancy or as an addition to the existing directors, but so that the total number of directors must not at any time exceed the number fixed in accordance with this Constitution. Any director appointed must hold office only until the next following annual general meeting, and is then eligible for re-election but must not be taken into account in determining the directors who are to retire by rotation at that meeting.

78.	The company may by ordinary resolution remove any director before the expiration of his or her period of office, and may by an ordinary resolution appoint another person in his or her stead; the person so appointed shall be subject to retirement at the same time as if the person had become a director on the day on which the director in whose place the person is appointed was last elected a director.

79.	The remuneration of the directors is, from time to time to be determined by the company in general meeting. That remuneration of the directors is treated as accruing from day to day. The directors may also be paid all travelling, hotel, and other expenses properly incurred by them in attending and returning from meetings of the directors or any committee of the directors or general meetings of the company or in connection with the business of the company.

80.	The shareholding qualification for directors may be fixed by the company in general meeting.

81.	The office of director becomes vacant if the director—

(a)	ceases to be a director by virtue of the Act;

(b)	becomes bankrupt or makes any arrangement or composition with his or her creditors generally;

(c)	becomes prohibited from being a director by reason of any order made under the Act;

(d)	becomes disqualified from being a director by virtue of section 148, 149, 149A, 154, 155, 155A o 155C of the Act;

(e)	becomes mentally disordered and incapable of managing himself or herself or his or her affairs or a person whose person or estate is liable to be dealt with in any way under the law relating to mental capacity;

(f)	subject to section 145 of the Act, resigns his or her office by notice in writing to the company;

(g)	for more than 6 months is absent without permission of the directors from meetings of the directors held during that period;

(h)	without the consent of the company in general meeting, holds another office of profit under the company except that of managing director or manager; or

(i)	is directly or indirectly interested in any contract or proposed contract with the company and fails to declare the nature of his interest in manner required by the Act.

Powers and duties of directors

82.	The business of the company is managed by or under the direction or supervision of the directors, and the directors may exercise all the powers of the company except any power that the Act or this Constitution requires the company to exercise in general meeting.

83.	Without limiting the generality of regulation 82, the directors may exercise all the powers of the company to borrow money and to mortgage or charge its undertaking, property, and uncalled capital, or any part thereof, and to issue debentures and other securities whether outright or as security for any debt, liability, or obligation of the company or of any third party.

84.	The directors may exercise all the powers of the company in relation to any official seal for use outside Singapore and in relation to branch registers of debenture holders kept in any place outside Singapore.

85.	The directors may from time to time by power of attorney appoint any corporation, firm, limited liability partnership or person or body of persons, whether nominated directly or indirectly by the directors, to be the attorney or attorneys of the company for the purposes and with the powers, authorities, and discretions (not exceeding those vested in or exercisable by the directors under this Constitution) and for a period and subject to any conditions as the directors may think fit, and any powers of attorney may contain provisions for the protection and convenience of persons dealing with the attorney as the directors may think fit and may also authorise the attorney to delegate all or any of the powers, authorities, and discretions vested in the attorney.

86.	All cheques, promissory notes, drafts, bills of exchange, and other negotiable instruments, and all receipts for money paid to the company, shall be signed, drawn, accepted, endorsed, or otherwise executed, as the case may be, in such other manner as the directors may from time to time determine.

87.	The directors must cause minutes to be made of all of the following matters:-

(a)	all appointments of officers to be engaged in the management of the company’s affairs;

(b)	name of directors present at all meetings of the company and of the directors;

(c)	all proceedings at all meetings of the company and of the directors.

The minutes must be signed by the chairman of the meeting at which the proceedings were held or by the chairman of the next succeeding meeting.

Proceedings of directors

88.	The directors may meet together for the despatch of business, adjourn and otherwise regulate their meetings as they think fit. A director may at any time and the secretary must, on the requisition of a director, summon a meeting of the directors.

89.	Subject to this Constitution, questions arising at any meeting of directors must be decided by a majority of votes and a determination by a majority of directors is for all purposes treated as a determination of the directors. In case of an equality of votes the chairman of the meeting shall have a second or casting vote.

90.	A director who is in any way, whether directly or indirectly, interested in a transaction or proposed transaction with the company must declare and disclose the nature of his or her interest in accordance with the provisions of the Act. A director is entitled to vote in respect of any transaction or proposed transaction in which he or she is interested and he or she is to be taken into account in ascertaining whether a quorum is present.

91.	The quorum necessary for the transaction of the business of the directors may be fixed by the directors. Unless so fixed, shall be two, except that where the company has only one director, that sole director shall constitute a quorum.

92.	The continuing directors may act notwithstanding any vacancy in their body, but if and so long as their number is reduced below the number fixed by or pursuant to the regulations of the company as the necessary quorum of directors, the continuing directors or director may act for the purpose of increasing the number of directors to that number or of summoning a general meeting of the company, but for no other purpose.

93.	The directors may elect a chairman of their meetings and determine the period for which he is to hold office; but if no such chairman is elected, or if at any meeting the chairman is not present within 10 minutes after the time appointed for holding the meeting, the directors present may choose one of their number to be chairman of the meeting.

94.	The directors may delegate any of their powers to committees consisting of such member or members of their body as the directors think fit; any committee so formed must in the exercise of the powers so delegated conform to any regulation that may be imposed on it by the directors.

95.	A committee may elect a chairman of its meetings; if no such chairman is elected, or if at any meeting the chairman is not present within 10 minutes after the time appointed for holding the meeting, the members present may choose one of their numbers to be chairman of the meeting.

96.	A committee may meet and adjourn as it thinks proper. Questions arising at any meeting must be determined by a majority of votes of the members present, and in the case of an equality of votes the chairman has a second or casting vote.

97.	All acts done by any meeting of the directors or of a committee of directors or by any person acting as a director shall, notwithstanding that it is afterwards discovered that there was some defect in the appointment of any director or person acting as a director, or that the directors or person acting as a director or any of them were disqualified, is as valid as if every such person had been duly appointed and was qualified to be a director.

98.	The meetings of directors and any committee formed under regulation 94 may be conducted by means of telephone or video conferencing or other methods of simultaneous communication by electronic means or other similar means by which all persons participating in the meeting are able to hear and be heard by all the other participants without the need for physical presence. The minutes of such a meeting signed by the Chairman of the meeting is conclusive evidence of any resolution of any meeting so conducted

99.	A resolution in writing, signed and approved by letter, email, facsimile, or other written telecommunications medium by majority of the directors for the time being entitled to receive notice of a meeting of the directors, shall be as valid and effectual as if it had been passed at a meeting of the directors duly convened and held. Any such resolution may consist of several documents in like form, each signed by one or more directors.

100.	Where the company has only one director, the director may pass a resolution by recording it and signing the record.

Managing directors

101.	The directors may from time to time appoint one or more of their body to the office of managing director for such period and on such terms as they think fit and, subject to the terms of any agreement entered into in any particular case, may revoke any such appointment. A director so appointed is not, while holding the office of managing director, subject to retirement by rotation or be taken into account in determining the rotation of retirement of directors, but his or her appointment automatically determined if he or she ceases from any cause to be a director.

102.	A managing director may, subject to the terms of any agreement entered into in any particular case, receive such remuneration, whether by way of salary, commission, or participation in profits, or partly in one way and partly in another, as the directors may determine.

103.	The directors may entrust to and confer upon a managing director any of the powers exercisable by them upon such terms and conditions and with such restrictions as they think fit, and either collaterally with or to the exclusion of their own powers, and may from time to time revoke, withdraw, alter, or vary all or any of those powers.

Alternate directors and substitute directors

104.	Any director with the approval of the directors may appoint any person, whether a member of the company or not, to be an alternate or substitute director in his or her place during such period as he or she thinks fit. Any person while he or she so holds office as an alternate or substitute director is entitled to notice of meetings of the directors and to attend and vote thereat accordingly, and to exercise all the powers of the appointor in his or her place. An alternate or substitute director is not required to hold any share qualification, and must ipso facto vacate office if the appointor vacates office as a director or removes the appointee from office. Any appointment or removal under this regulation must be effected by notice in writing under the hand of the director making the appointment or removal.

Associate directors

105.	The directors may from time to time appoint any person to be an associate director and may from time to time cancel any such appointment. The directors may fix, determine and vary the powers, duties and remuneration of any person appointed as an associate director, but a person so appointed is not required to hold any shares to qualify him or her for appointment nor have any right to attend or vote at any meeting of directors except by the invitation and with the consent of the directors.

Secretary

106.	The secretary must be appointed by the directors in accordance with the Act for any term, at any remuneration, and upon any conditions as the directors think fit; and any secretary so appointed may be removed by the directors.

Seal

107.	The directors must provide for the safe custody of the seal, if any, which must only be used by the authority of the directors or of a committee of the directors authorised by the directors to use the seal, and every instrument to which the seal is affixed must be signed by a director and must be countersigned by the secretary or by a second director or by another person appointed by the directors for the purpose of countersigning the instrument to which the seal is affixed.

Financial statements

108.	The directors must cause proper accounting and other records to be kept and must distribute copies of financial statements and other documents as required by the Act and must determine whether, and to what extent, at what times and places, and under what conditions or regulations the accounting and other records of the company are open to the inspection of members who are not directors, and no member (who is not a director) has any right of inspecting any account or book or paper of the company except as conferred by statute or authorised by the directors or by the company in general meeting.

Dividends and reserves

109.	The company in general meeting may declare dividends, but any dividend declared must not exceed the amount recommended by the directors.

110.	The directors may from time to time pay to the members such interim dividends as appear to the directors to be justified by the profits of the company.

111.	No dividend is to be paid otherwise than out of profits, or bear interest against the company.

112.	The directors may, before recommending any dividend, set aside out of the profits of the company sums as they think proper as reserves or carry forward any profits of the company which they may think prudent not to divide, without placing the profits to reserve. The reserves set aside under this regulation are, at the discretion of the directors, to be applied for any purpose to which the profits of the company may be properly applied, and may, pending any application, and at the discretion of the directors, be employed in the business of the company or be invested in any investments (other than shares in the company) as the directors may from time to time think fit.

113.	Subject to the rights of persons, if any, entitled to shares with special rights as to dividend, all dividends must be declared and paid by reference to the amounts paid or credited as paid on the shares in respect of which the dividend is paid, but no amount paid or credited as paid on a share in advance of calls is to be treated for the purposes of this regulation as paid on the share. All dividends must be apportioned and paid proportionately to the amounts paid or credited as paid on the shares during any portion or portions of the period in respect of which the dividend is paid; but if any share is issued on terms providing that it ranks for dividend as from a particular date that share ranks for dividend accordingly.

114.	The directors may deduct from any dividend payable to any member all sums of money, if any, presently payable by the member to the company on account of calls or otherwise in relation to the shares of the company.

115.	Any general meeting declaring a dividend or bonus may by resolution direct payment of the dividend or bonus wholly or partly by the distribution of specific assets and including paid-up shares, debentures or debenture stock of any other company or any combination of any specific assets, and the directors must give effect to the resolution, and where any difficulty arises in regard to a distribution directed thereof, the directors may settle the distribution as they think expedient, and fix the value for distribution of the specific assets or any part of the specific assets and determine that cash payments be made to any members on the basis of the value fixed by the directors, in order to adjust the rights of all parties, and may vest any specific assets in trustees as may seem expedient to the directors.

116.	Any dividend, interest, or other money payable in cash in respect of shares may be paid by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the registered address of the joint holder who is first named on the electronic register of members or to a person or to an address as the holder or joint holders may in writing direct. Every cheque or warrant made payable to the order of the person to whom it is sent. Any one of two or more joint holders may give effectual receipts for any dividends, bonuses, or other money payable in respect of the shares held by them as joint holders.

Capitalisation of profits

117.	The company in general meeting may upon the recommendation of the directors, resolve to capitalise any part of the amount for the time being standing to the credit of any of the company’s reserve accounts or to the credit of the profit and loss account or otherwise available for distribution, and accordingly the amount capitalised is set free for distribution amongst the members who would have been entitled to the amount had it been distributed by way of dividend and in the same proportions subject to the capitalized amount not be paid in cash but be applied either in or towards paying up any amounts for the time being unpaid on any shares held by the members respectively or paying up in full unissued shares or debentures of the company to be allotted, distributed and credited as fully paid up to and amongst such members in the same proportions.

118.	Whenever a resolution under regulation 116 has been passed the directors shall must make all appropriations and applications of the undivided profits resolved to be capitalised by the resolution, and all allotments and issues of fully paid shares or debentures, if any, and do all acts and things required to give effect to the resolution, with full power to the directors to make provision by the issue of fractional certificates or by payment in cash or otherwise as they think fit for the case of shares or debentures becoming distributable in fractions, and authorise any person to enter on behalf of all the members entitled to the distribution into an agreement with the company providing for the allotment to the members respectively, credited as fully paid up, of any further shares or debentures to which they may be entitled upon the capitalisation, or, as the case may require, for the payment up by the company on the member’s behalf of the amounts or any part of the amounts remaining unpaid on their existing shares by the application of their respective proportions of the profits resolved to be capitalized, and any agreement made under such authority is effective and binding on all members entitled to the distribution.

Notices

119.	A notice may be given by the company to any member either personally or by sending it by post to him or her at his or her registered address, or, if he or she has no registered address in Singapore, to the address, if any, in Singapore supplied by him or her to the company for the giving of notices to him or her. Where a notice is sent by post, service of the notice is treated as effected by properly addressing, prepaying, and posting a letter containing the notice, and to have been effected in the case of a notice of a meeting, on the day after the date of its posting, and in any other case at the time at which the letter would be delivered in the ordinary course of post.

120.	(1)	A notice may also be sent or supplied by the company by electronic means to a member who has agreed generally or specifically that the notice may be given by electronic means and who has not revoked that agreement.

(2)	Where a notice is given by electronic means, service of the notice is treated as effected properly by sending or supplying it to an address specified for the purpose by the member generally or specifically.

121.	A notice may be given by the company to the joint holders of a share by giving the notice to the joint holder first named in the electronic register of members in respect of the share.

122.	A notice may be given by the company to the persons entitled to a share in consequence of the death or bankruptcy of a member by sending it through the post in a prepaid letter addressed to the persons by name, or by the title of representatives of the deceased, or assignee of the bankrupt, or by any like description, at the address, if any, in Singapore supplied for the purpose by the persons claiming to be so entitled, or, if no address in Singapore has been supplied, by giving the notice in any manner in which notice might have been given if the death or bankruptcy had not occurred.

123.	(1)	Notice of every general meeting must be given in any manner authorised in regulations 119 to 122 to:-

(a)	every member;

(b)	every person entitled to a share in consequence of the death or bankruptcy of a member who, but for his death or bankruptcy, would be entitled to receive notice of the meeting; and

(c)	the auditor for the time being of the company.

(2)	No other person shall be entitled to receive notices of general meetings.

Winding up

124.	If the company is wound up, the liquidator may, with the sanction of a special resolution of the company, divide amongst the members in kind the whole or any part of the assets of the company, whether they consist of property of the same kind or not, and may for that purpose set such value as he or she considers fair upon any property to be divided as aforesaid and may determine how the division shall be carried out as between the members or different classes of members. The liquidator may, with the like sanction, vest the whole or any part of the assets of the company in trustees upon such trusts for the benefit of the contributories as the liquidator thinks fit, but so that no member shall be compelled to accept any shares or other securities on which there is any liability.

Indemnity

125.	Every officer of the company is to be indemnified out of the assets of the company against any liability (other than any liability referred to in section 172(1)(a) or (b) of the Act) incurred by the officer to a person other than the company attaching to the officer in connection with any negligence, default, breach of duty or breach of trust.

126.	Every auditor of the company is to be indemnified out of the assets of the company against any liability incurred by the auditor in defending any proceedings, whether civil or criminal, in which judgement is given in the auditor’s favour or in which the auditor is acquitted or in connection with any application under the Act in which relief is granted to the auditor by the Court in respect of any negligence, default, breach of duty or breach of trust.

Electronics Signatures

127	(1)	Any General Company Documents signed by way of an electronic signature (e.g. Echosign) shall be deemed to be valid and effective as if it had been signed by hand. For the avoidance of doubt, the validity of the electronic signature referred to in this Regulation 127 shall be subject to the requirements in the Electronic Transactions Act (Chapter 88), including limitation to Section 8 of the Electronic Transactions Act (Chapter 88).

(2)	For the purposes of this Regulation 127, the term “General Company Documents” shall refer to any documents in relation to the company, including without limitation, this Constitution, share transfer forms, share application forms, letters originating from or addressed to the Company, as well as other corporate documents which are required by law to be signed by hand.